Exhibit 99.1

The Middleby Corporation Reports Fourth Quarter and Full Year Results

ELGIN, Ill.--(BUSINESS WIRE)--February 25, 2014--The Middleby Corporation (NASDAQ: MIDD), a leading worldwide manufacturer of equipment for the commercial foodservice, food processing, and residential kitchen industries, today reported net sales and earnings for the fourth quarter and full fiscal year ended December 28, 2013. Net earnings for the fourth quarter were $49,921,000 or $2.62 diluted earnings per share on net sales of $377,420,000 as compared to the prior year fourth quarter net earnings of $37,788,000 or $2.03 diluted earnings per share on net sales of $291,612,000. Net earnings for the fiscal year ended December 28, 2013 were $153,928,000 or $8.21 diluted earnings per share on net sales of $1,428,685,000 as compared to net earnings of $120,697,000 or $6.49 diluted earnings per share on net sales of $1,038,174,000 in the prior year.

2013 Fourth Quarter and Full Year Financial Highlights

  Net sales increased 29.4% in the fourth quarter and 37.6% for the full fiscal year of 2013 over the comparative prior year periods. Excluding the impact of acquisitions, sales increased 8.6% during the fourth quarter and 10.4% for the full year.
  Net sales at the company’s Commercial Foodservice Equipment Group increased 14.7% in the fourth quarter and 13.9% for the full fiscal year of 2013 over the comparative 2012 periods. During fiscal 2012, the company completed the acquisition of Nieco. During fiscal 2013, the company completed the acquisitions of Celfrost and Wunder-Bar. Excluding the impact of these acquisitions, sales increased 12.6% in the fourth quarter and 11.1% for the full year.
  Net sales at the company’s Food Processing Equipment Group decreased 2.2% in the fourth quarter but increased 19.7% for the full fiscal year of 2013 as compared to 2012. During fiscal 2012, the company completed the acquisitions of Baker Thermal Solutions and Stewart Systems. Excluding the impact of the acquisitions, sales decreased by 2.2% in the fourth quarter but increased 8.3% for the full year. The prior year fourth quarter included several large customer orders.
  Net sales at the company’s Residential Kitchen Equipment Group, which was established on December 31, 2012 in conjunction with the acquisition of Viking, were $56.2 million in the fourth quarter and $231.7 million for the full fiscal year.
  Gross profit in the fourth quarter increased to $150.7 million from $113.2 million and the gross margin rate increased to 39.9% from 38.8%. For the full fiscal year of 2013, gross profit increased to $550.0 million from $403.0 million and the gross margin rate decreased to 38.5% from 38.8%. The gross margin rate for the full fiscal year reflects lower gross profit margins at the newly acquired Viking business, which steadily improved during the year.
  Operating income increased 26.9% in the fourth quarter to $74.5 million from $58.7 million in the prior year quarter and increased 30.0% for the full fiscal year of 2013 to $244.5 million from $188.1 million in the prior year.
  Non-cash expenses during the fourth quarter of 2013 amounted to $10.8 million, including $0.9 million of depreciation, $6.9 million of intangible amortization and $3.0 million of non-cash share based compensation. Non-cash expenses for the full fiscal year of 2013 amounted to $53.9 million including $13.5 million of depreciation, $28.5 million of intangible amortization and $11.9 million of non-cash stock based compensation.
  The provision for income taxes in the fourth quarter amounted to $19.6 million at a 28.2% effective rate in comparison to $17.9 million at a 32.2% effective rate in the prior year quarter. For the full fiscal year of 2013, the provision for income taxes amounted to $71.9 million at 31.8% effective rate in comparison to $53.7 million at a 30.8% effective rate in the prior year.
  Operating cash flows amounted to $62.6 million during the fourth quarter and $146.2 million for the full fiscal year of 2013. Operating cash flows for the full year increased in comparison to $128.3 million in the prior year.
  Total debt at the end of 2013 fiscal fourth quarter amounted to $571.6 million as compared to $537.4 million at the end of the third quarter and $260.1 million at the end of fiscal 2012. The net increase in debt reflects acquisition related financing of $466.6 million during the year, including the acquisition of Viking for $361.7 million.

Selim A. Bassoul Chairman and Chief Executive Officer, commented, “For 2013 we reported positive financial results at all three of our business segments and continued to strengthen the competitive positions for each of these three platforms.”

“At our Commercial Foodservice Equipment Group, we realized continued growth with chain restaurant customers adopting our new innovative technologies as they seek to improve the efficiency of their restaurant operations. We continued to make investments in sales and service capabilities in international markets such as Brazil, India, and the Mid-East and realized the benefits of these continuing investments, with strong revenue growth in overseas markets. Our broad portfolio of innovative products combined with our strong global sales and service infrastructure, positions us extremely well as our customers look for partners to provide equipment solutions to support their restaurant operations around the world.”

Mr. Bassoul continued, “As expected, we saw a fourth quarter decline in sales at our Food Processing Equipment Group in comparison to a very strong 2012 fourth quarter, which included several large orders. However, revenue growth for the entire year was strong, and reflected our customers continued initiatives to expand and modernize existing plant operations with the adoption of our equipment innovations. During the year we also saw increasing activities with customers developing processing operations in emerging markets. We continue to believe increasing demand for pre-cooked and pre-processed foods in the emerging markets will be a significant driver of future growth.”

Mr. Bassoul further commented, “At Viking, we made significant progress during the year on many fronts. We have made progress towards our profitability goals by refocusing the business and driving cost efficiencies. We realized continuing improvements in EBITDA margins throughout the year, which trended positively in the second half of 2013 and exceeded 15% for the full year,” said Mr. Bassoul. “We also completed initiatives to establish our company owned sales and distribution organization through the acquisition and transition of over ten independent Viking distributors covering the U.S. and Canada. We are in process of integrating these operations and are positioned to control and enhance critical aspects of the sales, marketing and customer support processes as we move forward into 2014.” continued Mr. Bassoul. “We are also very excited about the significant pipeline of new Viking products. This includes a complete new lineup of ranges, ovens, cooktops, built-in refrigeration and ventilation. Earlier this month we displayed many of these new products at the Kitchen Bath Industry Show (“KBIS”). We were very pleased to receive the top three “People’s Choice Awards” which were voted on by attendees over the three days at the show. The top awards recognized Viking’s new French door wall oven, our new lineup of cooktops, and our new 7-series range.”

Mr. Bassoul concluded, “We have also continued to execute on our acquisition strategies, adding several leading brands to our portfolio. In addition to Viking, the company acquired three other leading commercial foodservice brands including Celfrost, Wunder-Bar and Market Forge. Celfrost, a leading cold-side brand in India significantly strengthens Middleby’s presence in the fast growing market of India and expands our product offerings to include complementary cold side products alongside our cooking and warming brands in that market. The addition of Wunder-Bar, a leading manufacturer of beverage dispensing equipment, extends Middleby’s product portfolio to include a leading innovator in the fast-growing beverage segment. The most-recent acquisition of Market Forge, a leading manufacturer of steam cooking equipment, adds to Middleby a recognized and leading brand in the sizable and growing steam cooking market.”

Conference Call

A conference call will be held at 10:00 a.m. Central time on February 26, 2014 and can be accessed by dialing (315) 625-3077 and providing conference code 14962870# or through the investor relations section of The Middleby Corporation website at www.middleby.com. An audio replay of the call will be available approximately one half hour after its completion and can be accessed by calling (855) 859-2056 and providing code 14926870#.

Statements in this press release or otherwise attributable to the company regarding the company's business which are not historical fact are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The company cautions investors that such statements are estimates of future performance and are highly dependent upon a variety of important factors that could cause actual results to differ materially from such statements. Such factors include variability in financing costs; quarterly variations in operating results; dependence on key customers; international exposure; foreign exchange and political risks affecting international sales; changing market conditions; the impact of competitive products and pricing; the timely development and market acceptance of the company's products; the availability and cost of raw materials; and other risks detailed herein and from time-to-time in the company's SEC filings.

The Middleby Corporation is a global leader in the foodservice equipment industry. The company develops, manufactures, markets and services a broad line of equipment used for commercial food cooking, preparation and processing. The company's leading equipment brands serving the commercial foodservice industry include Anets®, Beech®, Blodgett®, Blodgett Combi®, Blodgett Range®, Bloomfield®, Britannia®, Carter-Hoffmann®, Celfrost, CookTek®, CTX®, Doyon®, FriFri®, Giga®, Holman®, Houno®, IMC®, Jade®, Lang®, Lincat®, MagiKitch'n®, Market Forge®, Middleby Marshall®, MPC®, Nieco®, Nu-Vu®, PerfectFry®, Pitco Frialator®, Southbend®, Star®, Toastmaster®, Turbochef®, Viking® Wells® and Wunder-Bar®. The company’s leading equipment brands serving the food processing industry include Alkar®, Armor Inox®, Auto-Bake®, Baker Thermal Solutions®, Cozzini®, Danfotech®, Drake®, Maurer-Atmos®, MP Equipment®, RapidPak®, Spooner Vicars® and Stewart Systems®. The company’s leading equipment brands serving the residential kitchen equipment industry includes Brigade®, Jade®, Viking® and Turbochef®. The Middleby Corporation has been recognized by Forbes Magazine as one of the Best Small Companies every year since 2005, most recently in October 2012.

For more information about The Middleby Corporation and the company brands, please visit www.middleby.com.

THE MIDDLEBY CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Amounts in 000’s, Except Per Share Information)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	4th Qtr, 2013	4th Qtr, 2012	4th Qtr, 2013	4th Qtr, 2012
Net sales	$377,420	$291,612	$1,428,685	$1,038,174
Cost of sales	226,689	178,367	878,674	635,185

Gross profit	150,731	113,245	550,011	402,989

Selling & distribution expenses	39,080	26,715	155,639	106,129
General & administrative expenses	37,197	27,873	149,910	108,776

Income from operations	74,454	58,657	244,462	188,084

Interest expense and deferred financing amortization, net	4,172	2,192	15,901	9,238
Other expense, net	782	754	2,780	4,406

Earnings before income taxes	69,500	55,711	225,781	174,440

Provision for income taxes	19,579	17,923	71,853	53,743

Net earnings	$49,921	$37,788	$153,928	$120,697

Net earnings per share:

Basic	$2.66	$2.06	$8.27	$6.61

Diluted	$2.62	$2.03	$8.21	$6.49

Weighted average number shares:

Basic	18,736	18,333	18,610	18,265

Diluted	19,047	18,573	18,755	18,594

THE MIDDLEBY CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in 000’s)
(Unaudited)

	Dec 28, 2013	Dec 29, 2012
ASSETS

Cash and cash equivalents	$36,894	$34,366
Accounts receivable, net	205,264	162,230
Inventories, net	220,116	153,490
Prepaid expenses and other	32,322	19,151
Prepaid taxes	801	−
Current deferred tax assets	50,337	43,365
Total current assets	545,734	412,602

Property, plant and equipment, net	125,457	63,886

Goodwill	687,955	526,011
Other intangibles, net	447,944	233,341
Long-term deferred tax assets	1,641	−
Other assets	10,475	8,440

Total assets	$1,819,206	$1,244,280

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current maturities of long-term debt	$1,408	$1,850
Accounts payable	96,518	69,653
Accrued expenses	213,459	170,932
Total current liabilities	311,385	242,435

Long-term debt	570,190	258,220
Long-term deferred tax liability	61,433	44,838
Other non-current liabilities	37,851	48,760

Stockholders’ equity	838,347	650,027

Total liabilities and stockholders’ equity	$1,819,206	$1,244,280

CONTACT:
The Middleby Corporation
Darcy Bretz, Investor and Public Relations
(847) 429-7756
or
Tim FitzGerald, Chief Financial Officer
(847) 429-7744